                                                                     EXHIBIT 4.9

                                                                      1995/06/05
                                  FINANCIAL ASSISTANCE AGREEMENT

         THIS AGREEMENT made as of the 16th day of May, 1995.

B E T W E E N:

                                  ONTARIO DEVELOPMENT CORPORATION, incorporated by Special Act of the Legislature of the Province of Ontario, and having its head office in the City of Toronto, in the said Province, (herein called the "Corporation")
                                                  OF THE FIRST PART

                                  - and -

                                  STRIKER PAPER CANADA, INC., a company
                                  incorporated under the laws of the Province of Ontario, having its head office at the City of Thorold, in the Regional Municipality of Niagara, (herein called the "Borrower")
                                                  OF THE SECOND PART

                                  - and -

                                  STRIKER INDUSTRIES, INC., (herein called the
                                  "Guarantor")
                                                  OF THE THIRD PART

         WITNESSETH THAT:

         WHEREAS the Borrower has applied to NORTH AMERICAN TRUST COMPANY, (hereinafter called the "Lender") and which Lender is acceptable to the Corporation for a term loan in the principal amount of ONE MILLION DOLLARS ($1,000,000.00), (hereinafter called the "Guaranteed Loan") to be used for plant upgrade (hereinafter called the "Project", sometimes also referred to as the "Program") of its manufacturing operations located at the City of Thorold, in the Regional Municipality of Niagara;

         AND WHEREAS the Borrower, in order to induce the Lender to make the said loan, has asked the Corporation to guarantee the Borrower's repayment to the Lender of an amount not exceeding the sum of ONE MILLION DOLLARS ($1,000,000.00), which the Corporation upon and subject to the terms, provisions and conditions herein contained has agreed to do;

         NOW THEREFORE the parties hereto in consideration of the covenants and conditions herein contained and to be observed and performed by them and each of them do hereby covenant and agree with each other as follows:

1.       PROJECT

         The Corporation will, subject to this agreement and as herein provided, execute and deliver to the Lender a guarantee of the obligation of the Borrower to make due payment of the Guaranteed Loan to the Lender on terms and conditions set out in the form of the draft guarantee annexed hereto as Schedule "A", (such executed form of guarantee being hereinafter called the "Guarantee"), such Guaranteed Loan shall be used by the Borrower to assist the Borrower in financing the Project, more particularly described as follows:

         Equipment - new                                 $   896,000.00
         Equipment - upgrading                               190,000.00
         Building improvements                                49,000.00
         Engineering costs, etc.                             365,000.00
                                                          -------------
                                                          $1,500,000.00
                                                          =============

2.       FINANCING

         The Borrower proposes to finance the cost of the Project as follows:

         Guaranteed Loan                             $1,000,000.00

         Term Loan -
                 North American Trust Company           500,000.00
                                                     -------------

                                                     $1,500,000.00
                                                     =============

3.       INDEMNIFICATION SUMS

         The Borrower covenants and agrees to indemnify and save harmless the Corporation from and against any payments, losses, costs and expenses which the Corporation may sustain, incur or become liable for under, on account of, by reason of or arising out of the Guarantee given by the Corporation to the Lender for the Guaranteed Loan together with interest at the Lender's Prime Rate as defined in the Debenture, calculated daily and compounded monthly until paid in full (hereinafter called "Indemnification sums").

4.       SECURITY

         So long as the Guarantee to the Lender is outstanding and the Corporation has not been released from the Guarantee by the Lender, the Borrower will forthwith furnish to the Corporation the following as additional security and not in substitution for any other security now or hereafter held by the Corporation, for payment of all monies (including, without in any way restricting the generality of the foregoing, the Indemnification Sums) due or to become due by it to the Corporation and for the performance and observance of all other covenants and conditions herein contained and to be observed and performed by the Borrower, all in form and substance satisfactory to the
Corporation:

         (a)     Debenture secured by:

                 (i) a fixed and specific mortgage of and charge on real property described as Part of Park Lot 5 and Part of Town Lot PP898, Parts 1, 2 and 3, RP 59R-7527 and
                          Part 1 RP59R-7527, City of Thorold, Ontario, subject only to a prior charge not exceeding $500,000.00 in favour of a lender acceptable to the Corporation;

                 (ii) a fixed and specific mortgage of and charge on all chattels now owned and hereafter acquired located at the premises described in (i) above, or at such other place or places as the business of the Borrower may from time to time be located, subject only to prior charges not exceeding $500,000.00 in favour of a lender acceptable to the lender acceptable to the corporation;

                 (ii) a floating charge on all other assets and undertaking, subject only to chartered bank security on accounts receivable and inventory and a prior floating charge (General Security Agreement) not to exceed $500,000.00 in favour of a lender acceptable to the Corporation;

                 (iv) negative covenants against the creation of any mortgage or charge on assets or sale thereof.

         (b) Guarantee of Striker Industries Inc. (the "Guarantor") in the amount of $1,000,000.00;

         (c) Common Share purchase warrants in bearer form to purchase 150,000 common shares of Stiker Industries, Inc. (the

                 "Warrants"). The Warrants are to expire April 30, 2000 and be exercisable at any time until expiration, at $5.75 U.S. per common share. The Warrants are to be in a form satisfactory to the Corporation and, without limiting the generality of the foregoing, are to be fully assignable, contain anti-dilution provisions and piggyback registration rights in respect of the warrants and the underlying common shares.

         (d)     Landlord's Waiver of Distraint.

5.       INSURANCE

         The Borrower shall insure and keep insured while this agreement remains in force and effect, against loss or damage by fire, its buildings, improvements, fixtures, equipment and inventory in amounts acceptable to the Corporation and shall insure against such other risks as the Corporation may specify in amounts acceptable to the Corporation, and shall with regard to those items in which the Corporation has an interest, cause loss to be made payable to the Corporation as its interest may appear, and shall forthwith provide to the Corporation the original policy or policies of insurance or, if the Corporation requests, certified copies thereof.

         The Borrower shall also insure and keep insured against public liability for a reasonable amount considering the nature of business carried on by the Borrower.

6.       PLAN, SPECIFICATIONS, ETC.

         The Borrower shall forthwith furnish to the Corporation plans, specifications and proposed contracts for the building or extension involved in the Project, and unless these plans, specifications and contracts are satisfactory to the Corporation, the Guarantee will not be tendered pursuant to this agreement. The Borrower shall not materially depart from the plans and specifications furnished without the prior consent in writing of the Corporation, but minor changes may be made during construction provided the Corporation is notified in writing.

7.       PRE-DISBURSEMENT REQUIREMENTS

         The Guarantee will not be tendered nor Disbursement Reports issued to the Lender by the Corporation until the Borrower has:

         (a) complied with the provisions of Paragraphs 4, 5, 6 and 9 hereof;

         (b) obtained and forwarded to the Corporation clearances from the Ministry of the Environment and Energy (to be requested by the Corporation);

         (c) arranged the necessary financing for the Project from sources other than the Corporation, as set out in Paragraph 2 hereof;.

         (d) expended on account of the Project such funds as arranged under (c) above as the Corporation may require;

         (e) obtained and forwarded to the Corporation confirmation of a Borrower's chartered bank (or other lender) term loan of $500,000.00 on terms and conditions satisfactory to the Corporation;

         (f) obtained and forwarded to the Corporation a satisfactory legal opinion in respect of the Warrants from U.S.A. security counsel for Striker Industries Inc.;

         (g) obtained and forwarded to the Corporation a breakdown of machinery to be acquired and applicable confirmed purchase orders for $896,000.00 as well as equipment upgrading for $190,000.00;

         (h) obtained and forwarded to the Corporation confirmation from the Borrower's chartered bank that it has approved a line of credit of at least $500,000.00;

         (i) obtained and forwarded to the Corporation a clearance from the Ministry of Labour (to be requested by the Corporation);

         (j) delivered to the Corporation completion by the Borrower of the Pre-authorized Payment Form, authorizing the Corporation to draw monthly cheques or prepare debits, by paper or electronic entry to cover the quarterly Guarantee Fee pursuant to Paragraph 12 hereof;

         (k) obtained and forwarded to the Corporation confirmation from the Lender that it will notify the Corporation when the Borrower is in default of a term of the Guaranteed Loan;

         (l) Guaranteed Loan. The Borrower shall have provided to the Corporation a fully executed (i.e. by both Borrower and Lender) letter agreement with respect to the Guaranteed Loan, which indicates terms and conditions of the Guaranteed Loan, including,

                 (i) principal amount: not to exceed ONE MILLION DOLLARS ($1,000,000.00);

                 (ii) interest rate: Lender's Prime Rate. In this Agreement, Prime Rate means the annual rate of interest charged by the Lender's chartered bank, at the chartered bank's principal office in Ontario, being charged by it on that date, for loans made in Canadian currency to its most creditworthy commercial customers in Canada;

                 (iii) provision that principal upon the Guaranteed Loan shall be repaid in consecutive monthly installments of $16,666.67, commencing the 15th day of DECEMBER, 1995. Interest is to be paid monthly.

7.1 As the Corporation must be satisfied that the loan proceeds are used for the intended purposes, requests for disbursements must be submitted on the prescribed forms, supported by invoices and other applicable documents.

         Each request shall be accompanied by:

         (i) a Certificate of Cost to be signed by the President and Chief Financial Officer of the Borrower; and

         (ii) a schedule which lists invoices by each category of the Program. The invoices are to be referenced to the approved Project and shall indicate which invoices have been paid and which have not been paid.

7.2 The Guarantee in the amount of $1,000,000.00 will be released after all other financing has been injected and/or applied to approved Program costs prior to the Guarantee release.

         Thereafter the Corporation may, at its sole discretion and as it deems prudent, authorize the Lender to make advances under the Guaranteed Loan, which authorization is evidenced, by a Disbursement Report.

         The Corporation reserves the right to withhold delivery of the Guarantee or to refuse to issue Disbursement Reports in the event of material adverse change in the financial condition of the Borrower or a material deviation from the approved Project.

         The Corporation reserves the right to physically inspect the manufacturing operations of the Borrower including the Project before delivering the Guarantee to the Lender or issuing Disbursement Reports.

         The Corporation may refuse to issue Disbursement Reports in respect of any balance of the Guaranteed Loan undrawn after December 31, 1995.

8.       OVERRUNS

         If at any time it appears to the Corporation that the cost of the Project will exceed the estimated cost, the Corporation may require evidence of the Borrower's ability to finance the extra cost. Notwithstanding anything herein contained, neither compliance with the provisions of the aforementioned paragraphs, nor the making of any advance or advances by the Lender pursuant to this agreement shall oblige the Corporation to permit the Lender to make further advances under the Guaranteed Loan.

9.       STATUTORY COMPLIANCE

         The Borrower shall at all times during the term of this Agreement observe and conform to all requirements of any governmental or municipal authority relative to any of the property and assets of the Borrower or to the conduct of the Borrower's business and undertaking, including without restricting the foregoing, compliance in all respects with the provisions of the Employment Equity Act, 1993, Occupational Health and Safety Act (Ontario), Environmental Protection Act (Ontario) and the Ontario Water Resources Act.

10.      GUARANTEED LOAN

         The Borrower shall at all times observe and comply with the terms of the Guaranteed Loan, including payment of all monies owing thereunder and duly and faithfully perform the obligations thereunder.

11.      REDUCTION OF GUARANTEED LOAN

         The Borrower shall reduce the Guaranteed Loan by consecutive monthly payments of SIXTEEN THOUSAND, SIX HUNDRED AND SIXTY-SIX DOLLARS AND SIXTY-SEVEN CENTS ($16,666.67), from and including the 15th day of DECEMBER, 1995, to and including the 15th day of NOVEMBER, 2000. Interest is to be paid monthly.

12.      GUARANTEE FEE

         The Borrower shall pay a guarantee fee equal to 1% per annum, calculated on the average monthly outstanding balance of principal and interest on the Guaranteed Loan as confirmed by the Lender and payable in arrears at the end of each fiscal quarter of the Corporation (the end of March, June, September and December) with interest on overdue amounts at the rate set in this Agreement. The amount due is payable on the 15th day of the month following the end of each fiscal quarter.

13.      FINANCIAL STATEMENTS, CERTIFICATES, ETC.

         The Borrower and the Guarantor shall, while this agreement remains in force and effect, provide the Corporation with the following:

         (a) annual audited financial statements of the Borrower and the Guarantor, prepared by a professional accountant, as soon as practicable, but not later than one Hundred and Twenty (120) days of the end of its fiscal year; such statements to include balance sheet, a statement of profit and loss, and a statement of surplus accompanied by a certificate stating, that during the period covered by the financial statements, the Borrower and the Guarantor were not in breach or violation of any of the covenants contained in Paragraph 15 hereof, such certificate to be issued by:

                 (i) a professional accountant or the auditor, as the case may be, or

                 (ii) two officers of the Borrower or the Guarantor, as the case may be;

         (b) consolidated interim financial statements, as requested, and such other information as the Corporation may from time to time require.

14.      NOTIFICATION

         The Borrower shall cause the Lender to notify the Corporation in writing on or before the 15th day of each month in each year, of the outstanding balance owing by the Borrower to the Lender under the Guaranteed Loan as of the last day of the month immediately preceding the date of the aforesaid notification.

15.      NEGATIVE COVENANTS AND RESTRICTIONS

         The Borrower and the Guarantor will not, so long as this agreement remains in force and effect, without the prior written consent of the Corporation:-

         (a)     (i)      sell, lease or otherwise dispose of any of its
                          assets;

                 (ii) release,, surrender or abandon possession of any of its assets;

                 (iii) move or transfer any of its assets from their present location;

                 (iv) create, permit, assume, have outstanding, or suffer to exist, any mortgage, charge, pledge, assignment, lien, encumbrance or other security whether fixed or floating on its undertaking, property or assets or any part thereof, or pledge, assign or transfer any such assets as security for leaseback, provided that this covenant shall not apply to any mortgage, charge, lien, hypothecation or other encumbrance upon property:

                          1. given as security permitted under the floating charge or other provision of any debenture held by the Corporation and given by the Borrower in compliance with the requirements of this agreement, or

                          2.      arising by operation of law, or

                          3. given in extension or renewal or replacement thereof upon the same property if the principal amount of the indebtedness secured thereby is not increased; or

                          4. existing on the date hereof and disclosed in writing to the Corporation.

                 PROVIDED that the covenants contained in this paragraph dealing with the sale, release and pledging of charged property shall in no way hinder or prevent the Borrower from selling, pledging, assigning or giving purchase money security or securities on any and all inventory or stock-in-trade and accounts receivable to any person or bank or banks under the Bank Act of Canada or otherwise, in the ordinary course of business and for the purpose of carrying on the same;

                 PROVIDED further that the Borrower may, however, at any time, without the prior written consent of the Corporation, sell or otherwise dispose of machinery, fixtures, equipment and vehicles which are not necessary to or useful in connection with its business and undertaking, or which have become worn out or damaged or otherwise unsuitable for its purpose, provided that it shall forthwith substitute therefor, subject to the mortgage, lien and charge held by the Corporation, free from prior liens or charges, property of equal value so that the security of the Corporation shall not thereby be in any way reduced or impaired. The Borrower shall report annually to the Corporation the machinery, fixtures, equipment and vehicles sold or otherwise disposed of by the Borrower or which have been worn out or damaged or otherwise unsuitable for its purpose and any replacement of or addition to the same;

         (b) reduce its share capital, issue any new shares, alter, transfer or permit the transfer of any shares in the Borrower or make any other change in the share structure or ownership of the Borrower;

         (c) make any loan to, investment in, or guarantee on behalf of any other person or corporation;

         (d) pass a resolution or institute proceedings for its winding-up, liquidation or dissolution or consent to the filing of any petitions thereto.

15.1 Default under any loan agreements or any agreements entered into between the Borrower and the Corporation or the Province of Ontario with respect to loans and guarantees shall constitute default under all other agreements between the Borrower and the Corporation or the Province of Ontario.

16.      MANUFACTURING OPERATIONS

         Subject to planned shutdowns for employee vacations or plant maintenance, the Borrower agrees that it shall continuously conduct manufacturing operations continuously at City of Thorold, in the Regional Municipality of Niagara, in the Province of Ontario until the Corporation is released from its obligations under the Guarantee.

17.      INSPECTION

         The Borrower shall, so long as this agreement remains in force and effect, permit any person designated by the Corporation to visit and inspect any of its premises and its corporate books and financial records, and shall discuss with and disclose to, and shall permit and instruct its auditors and bankers to discuss with and disclose to any person designated by the Corporation, its affairs, finances and accounts at all times and as often as the Corporation may request.

18. FURTHER ASSURANCES

         The Borrower shall, so long as this agreement remains in force and effect, from time to time make, do, execute, acknowledge and deliver or cause or permit to be made, done, executed, acknowledged or delivered, all such further and other lawful acts, deeds, things, devices, covenants and assurances as may be required by the corporation for the purpose of better accomplishing and effecting the intention of this agreement and for the purpose of ensuring that the Borrower's business is operated in a prudent, proper and businesslike manner, and for such other purposes as the Corporation deems necessary for the protection of its interest in the said business.

19.      RETAINING EXPERTS

         The Corporation may retain the services and obtain the opinion or advice of or information and assistance from any lawyer, accountant, surveyor, architect, engineer or other professional or expert personnel as it may deem necessary both before and after any money is advanced. The Corporation may pay proper and reasonable compensation for all such legal and other advice or assistance obtained as aforesaid. The Borrower shall repay to the Corporation all such expenses incurred.

20.      PAYMENT OF COSTS

         The Borrower shall, whether or not monies are advanced in pursuance of this Guaranteed Loan, pay all costs, charges and reasonable out-of-pocket expenses expressly including legal fees, inspection fees and disbursements incurred by the Corporation relative to this agreement, the security to be taken and the services of expert personnel retained hereunder.

21.      NON-PERFORMANCE OF COVENANTS AND MISSTATEMENTS

         If the Borrower shall fail to perform any covenant on its part herein contained, the Corporation may in its absolute discretion but without being bound to do so perform any such covenant capable of being performed by it and if any such covenant requires the payment or expenditure of money or if the assets shall become subject to any lien or charge ranking in whole or in part in priority to the charge held by the Corporation pursuant to this Agreement, the Corporation may make such payment and/or pay or discharge the said prior lien or charge from its own funds, but shall be under no obligation to do so; and all sums so paid or expended by the Corporation shall immediately be payable by the Borrower to the Corporation and shall bear interest at the Lender's prime rate per annum as defined herein from the date of demand until paid. No such performance or payment shall relieve the Borrower from any default under this Agreement or any consequences of such default.

         The Corporation may terminate the Guarantee and require that the Lender make demand on the Borrower for the payment of the Guaranteed Loan and release the Corporation from its obligations under the Guarantee (a) upon discovery by the Corporation of any material misstatement in the Borrower's application for financial assistance, or the supporting material furnished in connection therewith, or (b) upon any breach, default or failure of performance or observance of any covenant, provision or condition herein contained or any security contemplated hereby.

22.      INTERNAL PROCEEDINGS

         The sufficiency and propriety of the Corporation's internal corporate proceedings and of the approval of the Lieutenant Governor in council, if required, shall be presumed in all the Corporation's dealings with the Borrower and shall not be open to question or attack on any ground whatsoever.

23.      WAIVER

         No waiver or condonation by the Corporation of any breach, default or failure of performance of any covenant or condition herein contained, or contained in any of the security documents shall extend to or be taken in any manner to affect the Corporation's right in respect of any subsequent breach, default or failure of performance.

24.      CHANGES OR MODIFICATIONS

         In the event that either the Corporation or the Borrower shall desire any change or modification in any of the terms and conditions of the Corporation's letter of offer, as accepted by the Borrower such change or modification requested by either party and agreed to by the other party shall be formalized in accordance with the Corporation's internal procedure for approval of notices of change. An extract from such notice of change, setting out the change or modification as approved by the Corporation, will be forwarded to the Borrower, whereupon such change or modification will have the effect of and shall be considered as amending the relevant provisions of this Agreement.

25.      NOTICES

         Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or mailed by first class registered mail, postage prepaid or by transmittal by facsimile, telecopy or other electronic means of communication addressed to the respective parties as follows:

TO THE CORPORATION:

                 ONTARIO DEVELOPMENT CORPORATION,
                 56 Wellesley Street, West,
                 5th Floor,
                 Toronto, Ontario,
                 M7A 2E1,
                 Attention:       Chief Operating Officer,
                 Facsimile No.:   (416) 326-1113,

TO THE BORROWER:

                 STRIKER PAPER CANADA, INC.,
                 100 Ormond Street, South,
                 P.O. Box 10,
                 Thorold, Ontario,
                 L2V 3Y7,
                 Attention:       Mr. Matthew Pond,
                 Facsimile No.:

or to such other address or facsimile number or telecopy number as either party may from time to time notify the other in accordance with this Paragraph 25. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof. Any demand, notice or communication made or given by facsimile or other electronic means of communication, made or given at a time when it would be received by the recipient during its normal business hours on a business day, shall be deemed to be received at the time it is sent; otherwise, such electronic communication shall be deemed to be received on the first business day following the transmittal thereof. Any demand, notice or communication mailed by registered mail shall be deemed to have been received on the third business day following the day on which it was mailed.

26.      BINDING EFFECT

         This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, and shall remain in full force and effect until the Guaranteed Loan together with all other sums due under the terms of the Guaranteed Loan and under this Agreement have been paid in full to the Lender and the Corporation respectively, and the Corporation has been released from the Guarantee, provided, however, that no assignment or transfer of the Borrower's interest hereunder shall be binding upon the Corporation, without prior written consent of the Corporation, provided, further, that regardless of the date of execution, this Agreement shall be effective and binding in respect of all monies advanced at any time after the date of approval by the Corporation to guarantee repayment of the Guaranteed Loan to the Lender.

27.      SEVERABILITY

         Each and every provision of this Agreement shall be treated as separate and distinct and in the event of any provision hereof being declared invalid such provision shall be deemed to be severable and all other provisions hereof shall remain in full force and effect.

28.      REVOCATION

         Notwithstanding anything hereinbefore contained, the Corporation at its sole discretion and option, may either revoke the offer of Loan Guarantee and declare it null and void or extend the time limits in any of the following events:

         (1) If the Borrower fails to execute the Financial Assistance Agreement within sixty (60) days of the date of mailing of the said Agreement, and/or

         (2) If all the legal documentation relating to security required by the Corporation is not completed to its satisfaction within ninety (90) days of the date of mailing of the said documentation, and/or

         (3) If the Borrower fails to initiate the Project within One Hundred and Twenty (120) days from the date of completion of all legal documentation and/or thereafter fails to actively pursue the Project to completion.

29.      INTERPRETATION

         This Agreement shall be read with such changes of gender and number as the context may require. Capitalized Terms used herein and not otherwise defined shall have the meaning respectively ascribed thereto in the Guarantee.

30.      GOVERNING LAW

         This Agreement and the rights of the parties hereto shall be governed in all respects by and construed in accordance with the laws of the Province of Ontario.

         IN WITNESS WHEREOF the parties hereto have hereunto affixed their hands and seals or set their respective corporate seals under the hands of their proper officers duly authorized in that behalf, as the case may be.

                                        ONTARIO DEVELOPMENT CORPORATION

                                        Per: /s/ DAVID WRIGHT
                                            --------------------------------
                                            David Wright
                                            Manager, Lending Operation

                                        /s/ ELANA ANDRICCIOLA
                                        ------------------------------------
                                        c/s
                                        Elana Andricciola
                                        Associate Secretary

                                        STRIKER PAPER CANADA, INC.

                                        Per: /s/ [ILLEGIBLE]
                                            --------------------------------

                                        /s/ MATTHEW D. POND
                                        ------------------------------------
                                        c/s
                                        Matthew D. Pond
                                        Chief Financial Officer

         IN CONSIDERATION of the Corporation making this loan to the Borrower, in which the Guarantor has an interest, and in consideration of the sum of TWO DOLLARS ($2.00) now paid by the Corporation to the Guarantor, the Guarantor hereby acknowledges and agrees to comply with all relevant terms and conditions of this Agreement.

                                        STRIKER INDUSTRIES, INC.

                                        Per: /s/ [ILLEGIBLE] c/s
                                            --------------------------------

                                   SCHEDULE A

                                                            1995/05/15
                                                            Project

         THIS GUARANTEE made as of the    day of                , 1995.

B E T W E E N:

                                  ONTARIO DEVELOPMENT CORPORATION, a company incorporated by Special Act of the Legislature of the Province of Ontario, (herein called the "Development Corporation")

                                                             OF THE FIRST PART

                                  - and -

                                  NORTH AMERICAN TRUST COMPANY,
                                  (herein called the "Lender")

                                                             OF THE SECOND PART

W H E R E A S:

1. The Development Corporation is empowered and authorized to enter into a Guarantee with the Lender that has agreed to make a loan to the Borrower upon terms and conditions satisfactory to the Development Corporation, and which loan is utilized for purposes approved by the Development Corporation.

2. The Lender has agreed to lend the principal sum of ONE MILLION DOLLARS ($1,000,000.00) to the Borrower which, according to the terms of an agreement between the Borrower and the Development Corporation ("Financial Assistance Agreement"), shall be utilized by the Borrower for an approved Project, and the repayment of which loan is guaranteed by the Development Corporation in accordance with the terms and conditions of this Guarantee.

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the covenants herein contained, the Development Corporation covenants and agrees with the Lender as follows:

1.01     In this Agreement, the words below shall have the following meanings:

   (a)   "Acceleration Delay Period" shall have the meaning ascribed to it in
         Section 3.02 hereof;

   (b). "Borrower" means STRIKER PAPER CANADA, INC., a company incorporated pursuant to the laws of the Province of Ontario;

   (c) "Claim" means a claim or demand for payment by the Lender to the Development Corporation pursuant to the terms of this Guarantee upon default of the Loan by the Borrower;

   (d) "Disbursement Report means a report issued by the Development Corporation to the Lender, at the request of the Borrower, which authorizes the Lender, subject to the usual discretion of the Lender, to make an advance upon the Loan in the stipulated amount,

   (e) "Guaranteed Amount" means up to the maximum principal amount of $1,000,000.00 which amount shall be reduced in accordance with Section
         2.03 (a) of this Guarantee;

   (f) "Guarantee Period" means a period of time commencing as of the date of the delivery of this Guarantee, and terminating upon the 15th day of NOVEMBER, 2000, unless otherwise extended in writing by the Development Corporation;

   (g) "Loan" means a loan in the principal amount of $1,000,000.00 made by the Lender to the Borrower upon the terms and conditions of an
         agreement dated the       day of               1995, ("Lender's
         Agreement"), and unless the contrary is indicated, includes the principal and accrued and unpaid interest thereon;

   (h)   "Loan Default Period" shall have the meaning ascribed to it in Section
         3.01 hereof;

   (i) "Prime Rate" means the Prime Rate charged by the Lender's chartered bank.

                           II.      GUARANTEE OF LOAN

2.01        Guarantee:   Upon and subject to the terms of this Guarantee, the
Development Corporation guarantees payment to the Lender of the Loan as set out in Section 2.03 hereof. This Guarantee shall be a continuing guarantee and, subject to Section 2.03 hereof, shall apply to any principal or interest due or remaining unpaid to the Lender under the Loan.

2.02        Disbursement Report:    The guarantee as set out in Section 2.01
above shall apply to the Loan only to the extent that advances upon the Loan by the Lender have been authorized through the issuance of a Disbursement Report to the Lender by the Development Corporation. Issuance of a Disbursement Report to the Lender is irrevocable authority to the Lender by the Development Corporation to make an advance upon the Loan to the Borrower in the amount shown in the Disbursement Report.

2.03 Guarantee Limit: The maximum amount payable by the Development Corporation pursuant to this Guarantee in respect of principal, or interest, or otherwise, is as follows:

     (a)    Principal.  Unless otherwise agreed in writing by the Development
            Corporation:

            (i) up to and including the 14th day of DECEMBER, 1995, the sum of $1,000,000.00;

            (ii) the said sum of $1,000,000.00 shall be automatically reduced in each and every month (on the 15th day of the month) in each and every year until the Loan is fully repaid, by the amount of $16,666.67, commencing upon the 15th day of DECEMBER, 1995;

            (iii) provided however the reduction on account of principal as outlined in clause (ii) above, shall cease to reduce and shall remain in the amount thereof in effect immediately prior to the date of commencement of and during each of the Loan Default Period and Acceleration Delay Period, as outlined in Section 3 of this Guarantee.

     (b) Interest. Unless otherwise agreed in writing by the Development Corporation, the maximum amount payable by the Development Corporation pursuant to this Guarantee upon Claims by the Lender in respect of accrued and unpaid interest upon the Loan, is

            (i) prior to a Loan Default Period, interest at the Prime Rate in respect of a one month period, upon the Guaranteed Amount at the start of such Loan Default Period;

            (ii) Loan Default Period. Interest at the Prime Rate upon the Guaranteed Amount during the Loan Default Period;

            (iii) Acceleration Delay Period. Interest at the Prime Rate upon the Guaranteed Amount during the Acceleration Delay Period;
                  and

            (iv) Interest after Claim. Interest at the Prime Rate upon the total liability of the Development Corporation to the Lender hereunder which total liability is the aggregate of the sums calculated in accordance with this section, from the date of Claim by the Lender, until paid by the Development Corporation.


2.04        Termination of Guarantee:

            (a) This Guarantee shall terminate on the expiry of the Guarantee Period; provided however, that the Development Corporation may terminate this Guarantee (i) on the discovery by the Development Corporation of any material misstatement in the Borrower's application for financial assistance, or the supporting material furnished in connection therewith, or
                  (ii) upon a breach, default or failure of performance or observance of any covenant, provision or condition contained in the Financial Assistance Agreement or any of the security documents contemplated thereby which is not remedied within 30 days after the Development Corporation gives written notice to each of the Borrower and the Lender of such breach, default or failure;

            (b)   Notwithstanding the termination of this Guarantee pursuant to
                  Section 2.04 (a) above, the Development Corporation will remain fully liable under this Agreement in respect of all liability incurred by the Development Corporation pursuant to the provisions of this Guarantee prior to its termination, as aforesaid;

            (c)   Upon the termination of this Guarantee pursuant to Section
                  2.04 (a) above, the Lender shall immediately cease making advances under the Loan and may and, upon the written request of the Development Corporation, shall submit a Claim to the Development Corporation in respect of all liability incurred by the Development Corporation pursuant to this Guarantee. The Lender shall submit such Claim within 20 days of receipt by the Lender of the Development Corporation's request, failing which, notwithstanding any other provision hereof, the Lender shall release and discharge the Development Corporation of any and all of the obligations of the Development Corporation to the Lender hereunder. The Development Corporation shall provide the Borrower with a copy of any request sent to the Lender pursuant to this subsection (c).

           III.     LOAN DEFAULT PERIOD AND ACCELERATION DELAY PERIOD

3.01 Loan Default Period. If at any time, or from time to time, the Borrower is in default in payment of interest or principal upon the Loan (excluding any days of grace otherwise permitted to the Borrower), and the Lender so notifies the Development Corporation in writing within 15 days of the default, a Loan Default Period shall commence as of the date of default and continue until the Default is remedied or a claim in respect of the default is made, whichever is earlier. At any time during the Loan Default Period, the Development Corporation may upon written request require the Lender to accelerate repayment of the Loan and the Lender shall promptly do so. Failing payment of the accelerated amount within 10 business days, the Lender shall immediately make a Claim in accordance with Section 5.02 hereof. During the Loan Default Period there shall be no reduction in the maximum amount payable on account of principal of the Loan as of the commencement of the Loan Default Period, and any interest upon the Loan that accrues and is unpaid during the Loan Default Period, shall be guaranteed by the Development Corporation in accordance with the provisions of this Guarantee.

3.02 Acceleration Delay Period. Upon default by the Borrower in the performance or observance of any term or condition of the Loan, which default the Lender (in its sole discretion) is unwilling to waive, and which default entitles the Lender to accelerate principal repayment and enforce security held in respect of the Loan,

            (a) the Lender shall give to the Development Corporation notice in writing specifying the default prior to the Lender accelerating principal payments under the Loan, or taking any action to enforce collection of the Loan (if security is taken for the Loan by Lender), unless the Development Corporation has already required acceleration pursuant to
                  Section 3.01 hereof, and upon such notice being given an Acceleration Delay Period shall commence as of the date of such notice and continue until the default is remedied or a claim in respect of the default is made or a period of 90 days elapses, whichever is earliest;

            (b) following receipt of notice of default and prior to acceleration and/or enforcement by the Lender, the Development Corporation shall have 90 days to:

                  (i) pay to the Lender the sum in arrears due and payable by the Borrower; and

                 (ii)  cause the default to be remedied; and

                  (c) if the sum is not paid nor the default remedied within the said 90-day period, or if at any time, the Development Corporation notifies the Lender during the 90-day period that it does not intend to pay such sums or remedy such default, the Lender may accelerate repayment of the principal outstanding under the Loan, enforce its security (if any) for the Loan, and may make a Claim upon the Guarantee in accordance with the terms hereof.

                  PROVIDED HOWEVER, notwithstanding the foregoing, if the Lender in good faith, believes the security for the Loan may be in imminent jeopardy, or that a right or a remedy may be lost or impaired if immediate action is not taken, then the Lender may accelerate principal repayment and enforce security (if any) held for the Loan, without first giving notice of default to the Development Corporation. If the Lender acts in accordance with this proviso, it shall,

                  (a) within 15 days of the acceleration give written notice to the Development Corporation of the steps it has taken to accelerate repayment of principal and/or enforce security for the Loan; and

                  (b) submit a Claim to the Development Corporation within 20 days of receipt by the Lender of the Development Corporation's written request to do so, failing which the Lender shall release and discharge the Development Corporation of all obligations of the Development Corporation to the Lender hereunder.

     If the Lender has accelerated principal, or commenced enforcement of security for the Loan in accordance with this proviso, the Lender shall reinstate the Loan into good standing and cease to enforce security for the Loan, if the Development Corporation, within the same 90-day period, pays to the Lender any sum which was due and payable upon the Loan prior to acceleration by the Lender, and causes the default to be remedied.

                                    IV. LOAN

4.01 Advances: Advances under the Loan shall be made by the Lender in accordance with usual lending practices and the Lender's Agreement, but no advances shall be made until the Lender shall have received from the Development Corporation a Disbursement Report for the amount of the advance. Provided however that no advances under the Loan shall be applied by the Lender to reduce any other indebtedness of the Borrower to the Lender save and except for scheduled payments of principal and interest.

     The Disbursement Report shall be evidence to the Lender that the amount to be advanced represents a proper expenditure by the Borrower on account of an approved Project.


4.02        Appropriation by Lender to Loan:

     (a) The Lender shall appropriate payments of the Borrower to the Loan in accordance with the Lender's Agreement; and

     (b) If the Borrower and Lender are engaged in further lending-borrowing activities with each other during the time which the Loan is outstanding, and if the Loan is in default, the Development Corporation may inspect the records of the Lender insofar as they relate to the Loan, in order to determine the manner in which payments have been appropriated by the Lender to the Loan.

4.03        Availability of Information to Development Corporation:

            The Lender shall make available, or confirm, information with respect to the Loan, at any time and from time to time during normal business hours, upon request by the Development Corporation, which information may include,

     (a)    the amount and date of any advances made under the Loan;

     (b) the amount and date of any payments received and applied by the Lender to the reduction of the Loan, or any interest thereon;

     (c) the amount of outstanding advances under the Loan and accrued and unpaid interest thereon;

     (d) any default by the Borrower in payment of outstanding advances under the Loan or interest thereon, and which continues for a period in excess of sixty (60) days; and.

     (e) any other matter which, in the opinion of the Development Corporation, may affect the liability of the Development Corporation under the Guarantee.

            Provided however the Development Corporation shall remain fully liable under this Guarantee notwithstanding the failure of the Lender to comply with the requirements of this section unless the Lender has wilfully, to the detriment of the Development Corporation, failed to comply with those requirements.

4.04 Indulgences: The Development Corporation acknowledges and agrees that the Lender may without the consent of or notice to the Development Corporation take and give up its security, and may grant indulgences to the Borrower and otherwise deal with the Borrower and others as the Lender may see fit, the whole without in any way limiting or lessening the obligations and liabilities of the Development Corporation under this Guarantee. Provided however, that the Lender's Agreement shall not be amended in any material way without the prior written consent of the Development Corporation.

                                   V. CLAIMS

5.01 Lender Claim: The Lender may make one or more Claims to the Development Corporation hereunder in accordance with the terms of this Guarantee, at any time during the Guarantee Period, provided that,

     (a) the Lender shall first have made demand for payment upon the Loan in at least the same amount upon the Borrower; and

     (b) the Borrower shall have failed within ten business days to have paid the Loan to the Lender in accordance with that demand.

5.02 Evidence to Development Corporation: Upon claim for payment by the Lender, to the Development Corporation, pursuant to this Guarantee, the Lender shall provide evidence to the Development Corporation that,

     (a)    the Borrower is in default of the Loan;

     (b) the Lender has made demand for payment upon the Loan to the Borrower, and the Borrower has failed to pay the Loan within ten business days; and

     (c) the amount and dates of advances by the Lender, and any repayment by the Borrower upon the Loan;

all in the form and manner as may be requested by the Development Corporation acting reasonably.


5.03 Security: If security for the Loan is held by the Lender, and upon payment of the Claim by the Development Corporation, the Development Corporation shall be subrogated to the position of the Lender with respect to that security:

     (a) the Lender shall assign the security for the Loan to the Development Corporation in the event that there is no indebtedness of the Borrower to the Lender in excess of the Guaranteed Amount; or

     (b) in the event that there is indebtedness owing by the Borrower to the Lender in excess of the Guaranteed

            Amount, the Lender may enforce security held for the Loan, and if the Lender is enforcing security, the Lender shall include in its claim the amount paid by the Development Corporation hereunder. If the Lender is enforcing security:

            (i) Enforcement proceedings shall be carried out in a proper and expeditious manner, after due consideration of all remedies available pursuant to the terms of the security held for the Loan, and which enforcement proceedings shall be for the purpose only of maximizing repayment of any amounts advanced and outstanding pursuant to the Loan, and for no other purpose whatsoever;

            (ii) Any assets taken or seized by the Lender shall be disposed of by public auction, or pursuant to a public call for tenders, or, with the prior written consent of the Development corporation by private sale;

            (iii) The proceeds of realization of security, after deduction of reasonable costs of realization, and the amount of the claim owing to the Lender in excess of the Guaranteed Amount shall be paid forthwith to the Development Corporation.

5.04 Release: Upon earlier of payment of the Claim or Claims by the Development Corporation and receipt by the Lender of all amounts outstanding on the Guaranteed Loan, Lender shall release and forever discharge the Development Corporation and the Province of Ontario from all manner of actions, causes of action, suits, covenants and demands whatsoever, whether at law or in equity, which the Lender has or ever had, arising out of or in any way connected with this Guarantee, and this Guarantee shall be forthwith delivered up to the Development Corporation by the Lender.

                               VI. MISCELLANEOUS

6.01 Amendments and Waivers: No modification of or amendment to this Guarantee shall be valid or binding unless set forth in writing and duly executed by the Development Corporation and the Lender hereto and no waiver of any breach of any term or provision of this Guarantee shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

6.02 Notice: Any Claim, notice or other communication required or permitted to be given under the provisions of this Guarantee, shall be in writing and shall be made or given by personal delivery or by facsimile, to the parties as follows:

the Lender:

            NORTH AMERICAN TRUST COMPANY,
            2 King Street, East,
            Hamilton Ontario,
            L9H 1B8,
            Attention:       Mr. Mike Finn,
                             Manager, Business Lending
            Facsimile No.:   (905) 525-2766


the Development Corporation:

            ONTARIO DEVELOPMENT CORPORATION,
            56 Wellesley Street, West,
            Queen's Park,
            Toronto, Ontario,
            M7A,2E1,
            Attention:       Chief Operating Officer,
            Facsimile No.:   (416) 326-1021,

or to such other address as either party may from time to time notify the other in accordance with this section. Any Claim, notice or other communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by facsimile, on the first business day following the transmittal thereof.

6.03 Governing Law: This Guarantee and the rights of the parties hereto shall be governed in all respects by and construed in accordance with the laws of the Province of Ontario.

6.04 Binding Effect: This Guarantee is binding upon the Development Corporation, its successors and assigns, and is binding upon and the benefit hereof extends to the Lender and its successors and assigns, provided however, that the Lender shall not assign the benefit hereof without the prior written consent of the Development Corporation.

6.05 Headings, Etc.: The division of this Guarantee into sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only, and it shall not affect the construction or interpretation hereof.

     IN WITNESS WHEREOF THE DEVELOPMENT CORPORATION has this day of          ,
1995, hereunto caused to be Affixed its corporate seal under the hands of its proper officers duly authorized in that behalf.

                                 ONTARIO DEVELOPMENT CORPORATION


                                 By:
                                    ----------------------------------------


                                                           c/s

                                 By:
                                    -----------------------------------------


            AND IN FURTHER WITNESS WHEREOF the Minister of Finance has, pursuant to Section 13 of the Development Corporations Act, R.S.O.1990, c. D.10 executed this Guarantee recognizing the same as binding upon and as the obligation of the Province of Ontario.

             DATED at TORONTO, this         day of           1995.





                                   --------------------------------------------
                                                Minister of Finance

DATED the 16th day of May, 1995.


B E T W E E N:

                        ONTARIO DEVELOPMENT CORPORATION



                                    - and -



                           STRIKER PAPER CANADA, INC.


                         FINANCIAL ASSISTANCE AGREEMENT


ONTARIO DEVELOPMENT CORPORATION,
56 Wellesley Street, West,
Queen's Park,
Toronto, Ontario,
M7A 2E1.